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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 25, 2005
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                              CSS Industries, Inc.
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             (Exact name of registrant as specified in its charter)


         Delaware                          1-2661                13-920657
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(State or other jurisdiction            (Commission            (IRS Employee
    of incorporation)                   File Number)         Identification No.)


1845 Walnut Street, Philadelphia, PA                      19103
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(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:           (215) 569-9900
                                                              --------------



                                 Not Applicable
 -------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On October 25, 2005, Christopher J. Munyan and CSS Industries, Inc. ("CSS") entered into a letter agreement pertaining to Mr. Munyan's employment with CSS as Executive Vice President and Chief Operating Officer. The letter agreement provides for (i) a base salary of $325,000 per annum, with consideration for an increase in such base salary in connection with an annual performance review; (ii) a $25,000 per annum increase in base salary to become effective if and when CSS determines to expand Mr. Munyan's job responsibilities to include management responsibility for Cleo Inc and its subsidiaries; (iii) a stock option to acquire 15,000 shares of CSS common stock, subject to the provisions of the CSS 2004 Equity Compensation Plan; (iv) participation in the CSS annual bonus program with a target bonus opportunity of 80% of Mr. Munyan's then-current base salary for the fiscal year ending March 31, 2006 and 100% of Mr. Munyan's then-current base salary for the fiscal year ending March 31, 2007; and (v) reimbursement of expenses incurred by Mr. Munyan in relocating his principal residence to the Philadelphia, Pennsylvania area, in accordance with CSS Policy. The letter agreement also provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to October 25, 2007, subject to certain conditions set forth in the letter agreement. If applicable, the severance benefit would be equal to the greater of (a) one year of Mr. Munyan's then-current annual base salary or (b) an amount equal to Mr. Munyan's then-current annual base salary for the period from the effective date of such termination to October 25, 2007. If applicable, the severance benefits would be payable in installments.

         On October 25, 2005, the Human Resources Committee of the Board of Directors (the "Committee") of CSS approved the criteria on which annual incentive compensation may be paid to Mr. Munyan for the fiscal year ending March 31, 2006 pursuant to the Company's annual bonus program.

         Incentive compensation will be paid to Mr. Munyan if the net operating income ("NOI") achieved by Berwick Offray LLC or Paper Magic Group, Inc., each a subsidiary of CSS, equals or exceeds the respective minimum levels previously approved by the Committee on April 21, 2005. If the applicable minimum level is achieved or exceeded by Berwick Offray and/or Paper Magic, the amount of incentive compensation paid to Mr. Munyan will be based upon the respective levels of NOI achieved by Berwick Offray and/or Paper Magic.

         Mr. Munyan's incentive compensation will be equal to 60% of his annual base salary if the target level of NOI is achieved by Berwick Offray, plus an additional 20% of his annual base salary if the target level of NOI is achieved by Paper Magic. The target NOI levels for Berwick Offray and Paper Magic, respectively, were previously approved by the Committee on April 21, 2005. If the level of NOI achieved by Berwick Offray and/or Paper Magic exceeds the applicable target level, the incentive compensation paid to Mr. Munyan with respect to such company's NOI will be higher, based on the amount by which the achieved level of NOI exceeds the target. If the level of NOI achieved by Berwick Offray and/or Paper Magic is less than the applicable target level but not less than the applicable minimum level, the incentive compensation paid to Mr. Munyan with respect to such company's NOI will be lower, depending on the extent to which the achieved level of NOI is less than the target level. If the achieved level of NOI for Berwick Offray and/or Paper Magic is less than the applicable minimum level, no incentive compensation will be paid with respect to such company.
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ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS

         On October 25, 2005, the Board of Directors of CSS Industries, Inc. ("CSS") elected Christopher J. Munyan as Executive Vice President and Chief Operating Officer of CSS. Mr. Munyan, age 40, has served as President of Berwick Offray LLC, a subsidiary of CSS, since November 1999. Prior to his appointment as President of Berwick Offray, Mr. Munyan served as Berwick Offray's Senior Vice President-Finance and Administration and in various other capacities since 1993. Berwick Offray designs, manufactures, imports and sells decorative ribbon and bow products and related items. On October 25, 2005, Mr. Munyan and CSS entered into a letter agreement pertaining to Mr. Munyan's employment with CSS, the material terms of which are described in Item 1.01 of this Form 8-K and are incorporated herein by reference.




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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          CSS Industries, Inc.
                                          (Registrant)




                                          By: /s/ William G. Kiesling
                                              ----------------------
                                              William G. Kiesling
                                              Vice President and General Counsel



Date:    October 26, 2005